UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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National Semiconductor Corporation
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Attached is a written communication sent on August 11, 2009 by Eddie Sweeney, Senior Vice President, Human Resources, of National Semiconductor Corporation (“National” or the “Company”) to the Company’s employees regarding a proposal submitted to the Company’s stockholders to approve amendments to certain of the Company’s existing equity incentive plans to allow for a one-time stock option exchange program for employees other than the Company’s named executive officers and directors.

The option exchange described in this filing has not yet commenced.  National will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and related materials when those materials become available, because they will contain important information about the option exchange.

National stockholders and option holders may obtain the written materials described above and other documents filed by National with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by National with the SEC by directing a written request to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090.

E-mail from Senior Vice President, Human Resources

To: All Employees

From: Eddie Sweeney, Senior Vice President - Human Resources

August 11, 2009

Subject: Proposed Stock Option Exchange Program update

Following my email of July 24th, 2009 I am writing to inform you that National filed a definitive proxy statement with the SEC today.  Among the items in the proxy statement is a proposal asking our stockholders to approve an underwater option exchange program at the upcoming September 25th 2009 stockholder meeting. The proposal seeks stockholder approval for a one-time, voluntary option exchange program that would allow eligible employees to exchange, at set ratios, certain underwater options for restricted stock units.

Option exchanges are governed by SEC and NYSE regulations, so all communications on this topic must be closely managed.   Details of National’s proposed option exchange program can be found on our investor relations website (click here for access to the proxy statement — the option exchange program is described beginning on page 33).  If we receive the required stockholder approval at the September 25th meeting, National will have up to 12 months to initiate the option exchange.

Until we know whether stockholders have approved the exchange program and we set a launch date to begin the exchange, there is nothing that you need to do.  I’ll update you again as we go through this process.

Sincerely,

/s/ Eddie Sweeney

The option exchange described in this e-mail has not yet commenced.  National will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and related materials when those materials become available, because they will contain important information about the option exchange.

National stockholders and option holders may obtain the written materials described above and other documents filed by National with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by National with the SEC by directing a written request to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090.